Exhibit 10.1

February 11, 2021

Adam Pliska

CEO & President

WPT Enterprises, Inc.

17877 Von Karman Avenue, Suite 300

Irvine, California 92614

Re. Revisions to Season 16 Distribution Fee; Season 18 Term, Distribution Fee, Clearance Threshold, and ClubWPT Fee; ClubWPT Marketing Cycle; Negotiation Period

Dear Adam:

We refer to the Program Production and Televising Agreement, dated as of July 25, 2008 (as amended from time to time, the “ClubWPT Agreement”) and the Agreement, dated as of May 24, 2016 (as amended from time to time, the “Network Agreement”, and together with the ClubWPT Agreement, the “Agreements”), between WPT Enterprises, Inc. (“WPTE”) and Fox Sports Net, LLC (successor-in-interest to National Sports Programming) (“FSN”), pursuant to which FSN will distribute episodes of the World Poker Tour television series and TBD programming. Any defined terms used but not defined herein shall have the meaning set forth in the Agreements.

With respect to the Agreements, WPTE and FSN hereby agree as follows:

1.	Season 16 Distribution Fee: In accordance with the Season 16 Distribution Fee ($1,030,000) detailed in Section 7 of the Network Agreement, WPTE has made payments to FSN in the amount of $772,500, resulting in a remaining balance of $257,500 (the “Season 16 Remaining Balance”). In lieu of WPTE making a payment to FSN for the Season 16 Remaining Balance, WPTE shall retain and reallocate the Season 16 Remaining Balance directly to the on- or off-line marketing and promotion of the ClubWPT.com platform and, upon reasonable request, WPTE shall provide FSN with supporting documentation evidencing such expenditures.

2.	Season 18 Revised Term: The first full paragraph of Section II, Subsection 1 of the Network Agreement is amended and restated to revise the Season 18 term as follows:

“Exhibit A attached hereto, including the Standard Terms & Conditions (collectively, the ‘Series Agreement’), sets forth the terms for the production and distribution of the Tour series (the ‘Tour Series’) and the TBD Programming (along with the Tour Series, each a ‘Series’) during each of the following periods: February 1, 2017 through January 31, 2018 (‘Season 15’); February 1, 2018 through January 31, 2019 (‘Season 16’), February 1, 2019 through January 31, 2020 (‘Season 17A’); February 1, 2020 through January 31, 2021 (‘Season 17B’) and February 1, 2021 through December 31, 2021 (‘Season 18’ and with each of Season 15, Season 16, Season 17A and Season 17B, each a ‘Season’ and collectively, the ‘Seasons’).”

3.	Season 18 Revised Distribution Fee: The first full paragraph of Section 7 of Exhibit A of the Network Agreement is amended and restated to revise the Season 18 Distribution Fee as follows:

“Distribution Fee: WPTE will pay FSN a distribution fee of $1,000,000 for Season 15 increasing by 3% over the prior Season’s distribution fee in each of Season 16 (i.e., $1,030,000), Season 17A (i.e., $1,060,900) and Season 17B (i.e., $1,092,727). WPTE will pay FSN a distribution fee of $1,031,716 during the eleven-month period of Season 18 (such payments, collectively, the “Distribution Fee”). The Distribution Fee for each of Season 15, Season 16, Season 17A, Season 17B shall be paid in five escalating installments equal to a percentage of the total payment for such period as follows: Ten Percent (10%) on May 15 of the applicable Season, Fifteen Percent (15%) on August 15 of the applicable Season, Twenty-Five Percent (25%) on November 15 of the applicable Season, Twenty-Five Percent (25%) on February 15 immediately following the applicable Season and Twenty-Five Percent (25%) on April 15 immediately following the applicable Season. The Distribution Fee for Season 18 shall be paid in four installments as follows: $250,000 on May 15, 2021, $250,000 on August 15, 2021, $250,000 on October 15, 2021 and $281,716 on December 15, 2021. All payments shall be in accordance with the requirements of the STC.”

4.	Season 18 Revised Clearance Threshold: Section 6 of Exhibit A of the Network Agreement is amended and restated to revise the clearance threshold for Season 18 as follows:

“Fox will use commercially reasonable efforts to clear each of the Main Tour Telecast and the FSN Tour Telecasts of each Tour Episode in a minimum of 50 million homes during Season 15, Season 16, Season 17A, and Season 17B, and in a minimum of 45 million homes during Season 18 (collectively, the ‘Clearance Threshold’) in accordance with the terms of the STC. In addition, Fox will use commercially reasonable efforts to clear in the aggregate, in the Clearance Threshold in accordance with the terms of the STC (i) the Additional FSN Telecasts of each Episode (i.e., cumulating the clearances for all three Additional Telecasts), and (ii) the Required TBD Telecasts (i.e., cumulating the clearances for all three Required TBD Telecasts). As used in this Agreement, ‘commercially reasonable efforts’ shall not mean that Fox is relieved of its clearance or time placement obligations to WPTE in order to take commercial advantage of the clearance and time slots anticipated for airing of the Episodes (e.g., deal shopping).”

5.	Season 18 Revised ClubWPT Fee: Section 10(a)(iii) of the ClubWPT Agreement is amended and restated to revise the definition of the Fee for Season 18 as follows:

“For Seasons 1-17B, ‘Fee’ means for a given month, Forty-Five percent (45%) of Net Revenue, if any. For Season 18, ‘Fee’ means for a given month, Thirty-Five percent (35%) of Net Revenue, and will apply retroactively to all Net Revenue earned as of January 1, 2021, if any.”

6.	ClubWPT Revised Marketing Cycle: Section 10(b) of the ClubWPT Agreement is amended and restated to revise the definition Marketing Cycle as follows:

“In consideration of FSN’s obligations hereunder, WPTE will (i) provide FSN with the Monthly Report within thirty (30) days of the end of the each month and (ii) pay FSN the Fee for each month as set forth in this Section. Notwithstanding the foregoing:

February 1, 2012 through February 28, 2013: If WPTE provides written notice to FSN no later than June 30, 2012 that WPTE has made a binding, irrevocable commitment to spend Two Million Dollars ($2,000,000) on marketing for the Website (an ‘Additional Marketing Commitment’), at least One Million Five Hundred Thousand Dollars ($1,500,000) of which is in the form of traditional media buys, for the period between February 1, 2012 and February 28, 2013, FSN agrees (i) that the ‘Fee’ on Net Revenue exceeding Four Million Dollars ($4,000,000) for the period between March 1, 2012 and February 28, 2013 (the ‘Season 10 Marketing Period’) shall be calculated as Twenty percent (20%) of such Net Revenue, and (ii) that the ‘Fee’ on Net Revenue exceeding Five Million Dollars ($5,000,000) for the period between March 1, 2013 and February 28, 2014 (the ‘Season 11 Marketing Period’) shall be calculated as Twenty percent (20%) of such Net Revenue.

March 1, 2013 through February 28, 2014: If WPTE provides written notice to FSN no later than June 30, 2013 that WPTE has made a binding, irrevocable commitment to spend an Additional Marketing Commitment for the Season 11 Marketing Period, at least One Million Five Hundred Thousand Dollars ($1,500,000) of which is in the form of traditional media buys, FSN agrees (i) that the ‘Fee’ on Net Revenue exceeding Five Million Dollars ($5,000,000) for the Season 11 Marketing Period shall be calculated as Twenty percent (20%) of such Net Revenue, and (ii) that the ‘Fee’ on Net Revenue exceeding Six Million Dollars ($6,000,000) for the period between March 1, 2014 and February 28, 2015 shall be calculated as Twenty percent (20%) of such Net Revenue.

March 1, 2014 through December 31, 2021: For each of the seven 12-month periods from March 1 through February 28 beginning March 1, 2014 and ending February 28, 2021, and the ten-month period from March 1, 2021 and ending December 31, 2021 (each a ‘Marketing Cycle’), if WPTE provides written notice to FSN no later than June 30 of the applicable Marketing Cycle that WPTE has made a binding, irrevocable commitment to spend an Additional Marketing Commitment for such Marketing Cycle, at least One Million Five Hundred Thousand Dollars ($1,500,000) of which is in the form of traditional media buys, FSN agrees (i) that the ‘Fee’ on Net Revenue exceeding Four Million Dollars ($4,000,000) for the applicable Marketing Cycle shall be calculated as Twenty percent (20%) of such Net Revenue, and (ii) that the ‘Fee’ on Net Revenue exceeding Four Million Five Hundred Thousand Dollars ($4,500,000) for the 12-month period immediately following such Marketing Cycle shall be calculated as Twenty percent (20%) of such Net Revenue.

If WPTE provides notice to FSN that it will spend the Additional Marketing Commitment in a period described above and then fails to meet the Additional Marketing Commitment by the end of such period, WPTE will pay FSN the difference between the Fee paid to FSN for such period and the Fee that would have been due had WPTE not committed to the Additional Marketing Commitment. Such makeup payment shall be due to FSN no later than thirty (30) days following the end of such period and such makeup payment shall be FSN’s sole remedy for WPTE’s failure to spend the Additional Marketing Commitment.”

7.	Revised Negotiation Period: Section 12 of Exhibit A of the Network Agreement is amended and restated to revise the negotiation period for future rights to the Series as follows:

“The parties shall negotiate for future rights to the Series during the period from March 15, 2021 through and including May 15, 2021 (the ‘Negotiation Period’) in accordance with the requirements of the STC. Notwithstanding anything contained herein to the contrary, Fox agrees and acknowledges that in the event the parties are unable to come to an agreement during the Negotiation Period with regard to any future airings of Episodes beyond Season 18, WPTE will have no obligation to deliver any Episodes to Fox in excess of the Episodes to be derived from the following Events that took place in 2020 (or, in the case of the final tables for certain Events, will be finished in 2021): (i) the WPT Gardens Poker Championship; (ii) the WPT Borgata Winter Poker Open; (iii) the WPT L.A. Poker Classic; and (iv) two (2) cash games sessions (each of which shall be considered an Event) filmed by WPT in 2020.”

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Except as set forth herein, the Agreements will not otherwise be changed, altered or amended and remain in full force and effect. This letter agreement, together with the Agreements, constitutes the entire understanding and agreement between the parties with respect to the subject matter of the Agreements.

If the above confirms your understanding, please signify your acceptance by signing below.

Sincerely,

FOX SPORTS NET, LLC

By:	/S/ Steve Rosenberg
Name:	Steve Rosenberg
Title:	President

Agreed and Accepted by:

WPT ENTERPRISES, INC.

By:	/S/ Adam Pliska
Name:	Adam Pliska
Title:	CEO